Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89451

For Immediate Release

Vintage Wine Estates Reports Fourth Quarter and Fiscal Year 2023 Financial Results

▪
Fiscal 2023 revenue of $283 million and 30.1% gross margin
▪
Amended credit agreement, expected cash from operations and potential asset sales expected to provide sufficient liquidity to stabilize business and focus on growing revenue and cash flow
▪
Continued progress with Five-Point Plan expected to deliver profitability, cash generation and lower debt in fiscal 2024
▪
Tightened financial guidance for fiscal 2024

INCLINE VILLAGE, NV, October 13, 2023 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the top wine producers in the U.S. with an industry leading direct-to-consumer platform, today reported its financial results for its fourth quarter and fiscal year ended June 30, 2023. These financial results reflect the impacts of the restatement of prior fiscal 2023 quarters and the related revisions of fiscal 2022 financial results. Results include Vinesse, LLC ("Vinesse") acquired on October 4, 2021, ACE Cider, acquired on November 16, 2021, and Meier's Wine Cellars, Inc. (“Meier’s”) acquired on January 18, 2022. (Note: all references to revenue are equivalent to net revenue)

Jon Moramarco, Interim Chief Executive Officer, commented, "My objective these last eight months since being appointed as interim CEO has been to stabilize operations and strengthen the foundation of our business to provide a focused enterprise with which our new CEO can drive cash generation and reduce debt while delivering a great customer experience with key brands and leveraging our channels to market and top-tier estate wineries. We have made progress with further improving customer experience in our tasting rooms and maintaining our industry leading retention rates of club members with our estate properties. We have measurably improved efficiencies in our warehousing and bottling operations, meaningfully cleaned out our inventory and strengthened inventory management. Importantly, we have instituted appropriate pricing for many brands and channels. Solid shipments and depletion rates on most of our priority brands reflect the strength of the premiumization trend and our positioning in the market. We have also gained more distribution points for ACE Cider and our depletion rates demonstrate the appeal of our cider with consumers. In addition, Meier's has increased booked business by improving market penetration. We expect additional progress as we advance through our transition year of fiscal 2024.”

He added, "We still have work to do. We are further evaluating profitability of various categories of our business and relationships with certain customers. We have to strengthen brand integrity and make much needed investments in health, safety and efficiency for our facilities. Nevertheless, I am very encouraged by the energy of the VWE team, the focus on driving improvements and the opportunities in front of us."

Five-Point Plan Progress

The Company’s Five-Point Plan is centered around five priorities which include margin expansion through simplification and better execution, measurable cost reduction, disciplined cash management, monetizing assets and reducing debt and growing revenue in its key brands.

Since initiating the plan in the latter half of fiscal 2023 through the first quarter of fiscal 2024 the Company has accomplished the following:

•
Restructured the leadership team to better align with the business opportunities and create improved communications and collaboration
•
Reduced personnel headcount by a total of 7% for annualized savings of approximately $6 million
•
Reduced SKUs over 50% to less than 2,000 and managed parent SKUs from approximately 900 to 600
•
Captured approximately 2.8% on average of price
•
Improved throughput in the Hopland bottling facility by over 35%
•
Simplified warehousing operations and realigned personnel for more efficient pick and pack processes
•
Identified and executed on approximately 70% improvement in cost recovery of shipping expenses
•
Refocused resources on key brands: ACE Cider, Bar Dog, B.R. Cohn, Cameron Hughes, Cherry Pie, Firesteed, and Kunde
•
Maintained industry leading retention rates of estate winery club members
•
ACE Cider continues to gain points of distribution and expand its reach into more markets
•
Initiating a process to monetize certain assets

Fourth Quarter Fiscal 2023 Highlights and Financial Results Review (compared with revised prior-year period unless noted otherwise)

•
Revenue of $62.1 million was down $12.2 million, or 16.4%, reflecting declines in all segments.
o
Wholesale revenue declined $2.2 million, or 10.3%, to $18.8 million as improved pricing and higher ACE Cider sales did not fully offset 3.5% declines in total wholesale case volume1. Distributor and retailer destocking and lower consumer takeaway were the primary reasons for the volume decline.
o
Direct-to-Consumer ("DTC") revenue was $19.9 million down $2.6 million, or 11.7%, as higher sales of the Company's digitally-native Cameron Hughes brand helped to offset weaker e-commerce sales. Total revenue decline was partially offset by higher revenue per case.
o
Business-to-Business ("B2B") revenue was $23.4 million, down $7.1 million, or 23.4%, due primarily to a $3.4 million decline related to the elimination of a less profitable, private label sales program for a major retailer and $2.1 million reduction in bulk distilled alcohol sales.
•
Gross profit was $16.6 million, or 26.8% of sales, compared with $7.5 million, or 10.1% of sales, in the prior-year period. Improvements in productivity and throughput in the Company's largest bottling facility as well as improved pricing, efficiencies gained with supply chain and operational improvements and SKU reductions helped to offset the loss of higher margin bulk distilled spirits sales.
Fiscal 2022's fourth quarter was impacted by $19.1 million of non-cash inventory adjustments.
•
Selling, general and administrative expenses ("SG&A") declined $3.0 million, or 9.5%, to $28.3 million. The decline was the result of business realignment efforts in the third quarter of fiscal 2023, as well as other cost containment measures.
•
Loss from operations was $50.2 million, compared with loss from operations of $20.1 million in the prior year quarter. Operating loss reflected goodwill impairment charges of $20.7 million, a $9.8 million loss on the sale of assets in the quarter as well as intangible asset impairments of $3.6 million which more than offset improvements in gross profit.
•
Interest expense for the quarter was $5.1 million, up $2.0 million from the prior-year period reflecting higher rates resulting from the debt refinancing that occurred in December 2022 and also due to the sale of two interest rate swap agreements in March 2023.
•
Net loss available to VWE common shareholders was $47.8 million, compared with net loss of $16.9 million in the prior-year period. On a per diluted share basis, net loss available to VWE common shareholders was $0.81 compared with net loss of $0.28 per diluted share in the prior-year period.
•
Adjusted net loss2, which excludes amortization of intangible assets related to acquisitions and other unusual items, was $14.3 million, or $0.24 per diluted share.
•
Adjusted EBITDA2 for the quarter was a $10.5 million loss compared with adjusted EBITDA loss of $13.0 million in the prior-year quarter.

1Case Volume is a Key Performance Measure (“KPI”). Please see related disclosures regarding the use of this KPI in this news release.

2As referenced here and throughout the release, adjusted net income and adjusted EBITDA are non-GAAP measures. Please see related disclosures regarding the use of non-GAAP measures in this news release.

Fiscal Year 2023 Highlights and Financial Results Review (compared with revised prior-year results unless noted otherwise)

•
Revenue of $283.2 million was down $9.6 million, or 3.3%. The decline was primarily related to the discontinuation of a less profitable custom program. Acquisitions contributed $21.0 million in revenue for the year.
o
Wholesale revenue increased $2.8 million, or 3.3%, to $86.7 million reflecting $8.3 million in acquired revenue related to
ACE Cider. This was partially offset by slowing consumer discretionary spending trends at retail. Wholesale revenue comprised 31% of total revenue for the year.
o
B2B revenue declined $0.7 million, or 0.6%, to $113.2 million. Improved throughput in custom production and the contribution of Meier's for the full year helped to offset the $13.9 million decline related to the elimination of a less profitable bottled distilled spirits program and the $4.2 million reduction in bulk distilled spirits sales. B2B revenue represented 40% of total revenue in fiscal 2023.
o
DTC revenue decreased $8.8 million, or 9.6%, to $83.4 million. Improvements in Cameron Hughes, the Company's digitally-native key brand, was not sufficient to offset the $8.0 million decline in sales through e-commerce and a major television retailer as well as decreased sales through wine clubs and softer tasting room traffic. DTC comprised 29% of total revenue for the year.
•
Gross profit declined $3.7 million to $85.2 million, or 30.1% of sales. Improved pricing and increased productivity helped to offset higher cider costs.
•
SG&A increased $21.5 million, or 22.1%, to $118.4 million. The increase was primarily related to an increase in nonrecurring expenses related to historic and unconsummated acquisitions of $5.3 million, an increase in payroll-related costs of $3.8 million, an increase in legal and audit fees of $3.6 million, and a $2.1 million increase from business realignment costs.

•
Loss from operations was $208.8 million, compared with loss from operations of $7.9 million in the prior year. The loss reflects the impact of $162.2 million in goodwill and intangible assets impairment and $8.3 million loss from the sale of assets.
•
Interest expense for fiscal 2023 was $18.4 million, an increase of $4.5 million reflecting increased rates resulting from the debt refinancing that occurred in December 2022 and also due to the sale of interest rate swaps in March 2023
•
Net loss available to VWE common shareholders was $189.0 million, compared with net loss of $0.4 million in the prior year. On a per diluted share basis, net loss available to VWE common shareholders was $3.20 compared with net loss of $0.30 per diluted share in the prior year.
•
Adjusted net loss2, which excludes amortization of intangible assets related to acquisitions among other adjustments, was
$21.2 million, or $0.36 per diluted share compared with adjusted net loss of $18.7 million, or $0.31 per diluted share in the prior year.
•
Adjusted EBITDA2 for the year was an $11.4 million loss compared with adjusted EBITDA of $16.3 million in the prior year.

Strong Balance Sheet with Financial Flexibility

Liquidity

At fiscal year end, the Company had approximately $54 million in liquidity comprised of $18.2 million in cash and approximately $35.9 million available under its revolving line of credit.

During fiscal 2023, the Company reduced total debt by $24.9 million to $303.3 million at June 30, 2023, primarily using the proceeds from the sale of assets. Separately today, the Company announced that it has amended its credit agreement (the "Amended Credit Agreement") to, among other things, waive existing events of default, redefine financial covenants and allow for additional types of asset sales up to $60 million. Collateral underlying the Amended Credit Agreement includes real estate valued at approximately $215 million plus receivables and bulk and cased inventory. The Company intends to market certain assets assuming a return of fair value.

The Company believes that the availability on its revolver, strong working capital management and asset monetization efforts will be sufficient to execute its operating plan and meet required debt service over the next twelve months.

Kristina L. Johnston, Chief Financial Officer, noted, "We believe the Amended Credit Agreement together with our focused cash management and operational improvements to generate cash in fiscal 2024 provide the necessary liquidity to execute on our plans. In addition, we intend to market certain assets at fair value. We believe these efforts during our transition year will support our ability to make the required principal payments in fiscal 2024 to avoid higher interest rates and achieve our goal to reduce debt."

Capital Investments

Capital expenditures were $2.9 million for the fiscal 2023 fourth quarter and $14.2 million for the year. Capital expenditures in the fourth quarter and full year fiscal 2022 were $9.1 million and $24.8 million, respectively. Higher capital expenditures in fiscal 2022 were the result of the expansion of the Hopland bottling operations. Fiscal 2023 capital expenditures included increased barrel capacity, barrels, installment of the solar power system at the Hopland facility, upgrading the Firesteed tasting room, vineyard development and other productivity and safety enhancements. Capital expenditures for fiscal 2024 are expected to be approximately $12 million.

Fiscal Year 2024 Outlook

VWE's expectations for fiscal 2024 have been refined from its preliminary expectations provided on July 20, 2023. The Company expects the following to be driven by execution of its restructuring and Five-Point Plan:

Revenue:	Approximately $260 million to $270 million
Gross margin:	Approximately 38%, an estimated 800 basis point improvement on lower volume
SG&A(excludes amortization expense):	Approximately $98 million, excluding restructuring costs
Depreciation expense: Non-cash amortization expense:	Approximately $16 million Approximately $6.1 million
Estimated restructuring charges:	$5 million to $6 million

Lower expected revenue in fiscal 2024 primarily reflects approximately $33 million related to lower sales of aged bulk whiskey inventory due to depleting inventory, $6 million related to the discontinued bottled spirits program and an estimated $9 million related to SKU rationalization. These declines are expected to be somewhat offset by improved pricing and higher volume in select brands. For fiscal 2024, SG&A excludes restructuring costs and executive stock-based compensation awards expected with new leadership.

Conference Call and Webcast

The Company will host a conference call and live webcast Monday, October 16, 2023 at 9:00 AM ET/ 6:00 AM PT, at which time management will review the Company’s financial results, plans and outlook. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing 1.404.975.4839 and providing access code 358700. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com/events-and-presentations. A telephonic replay will be available through Monday, October 23, 2023, and can be accessed by dialing 1.929.458.6194 and entering the conference ID number 406504. Alternatively, an archived webcast of the call can be found on the Company’s website in the investor relations section. A transcript of the call will be posted to the website once available.

About Vintage Wine Estates, Inc.

Vintage Wine Estates is a family of wineries and wines whose singular focus is producing the best quality wines and incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon, and Washington State. Since its founding 20 years ago, the Company has grown to be the 14th largest wine producer in the U.S., selling more than 2.2 million nine-liter equivalent cases annually. With approximately
40 brands, key focus brands include ACE Cider, Bar Dog, B.R. Cohn, Cameron Hughes, Cherry Pie, Firesteed, and Kunde, many of which have achieved critical acclaim. To consistently drive growth, the Company curates, creates, stewards, and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale, and private label and custom wine making services. While VWE is diverse across price points and varietals with brands ranging from $10 to $150 USD at retail, its primary focus is on the fastest growing luxury segment of the U.S. wine industry with the majority of brands selling in the range of $10 to $20 per bottle. The Company regularly posts updates and additional information at vintagewineestates.com.

Non-GAAP Financial Measures

In addition to reporting net income/(loss) and net income/(loss) margin prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), VWE uses adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss) and adjusted net income/(loss) per share to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Adjusted EBITDA is defined as earnings/(loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance. Adjusted EBTIDA margin is the ratio of adjusted EBITDA to net revenue. Adjusted net income/(loss) is defined as net income/(loss) as reported adjusted for the impacts of amortization of intangible assets, acquisition integration costs, gains or losses on disposition of assets, gain on litigation of proceeds, COVID impact, and inventory acquisition basis adjustment and also adjusted for a normalized tax rate. Adjusted net income/(loss) per share is calculated based on the weighted average shares outstanding for the period.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss) and adjusted net income/(loss) per share are not recognized measures of financial performance under GAAP. VWE believes these non-GAAP measures provide investors with additional insight into the underlying trends of VWE’s business and assist in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share have certain limitations as analytical tools, and they should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. These non-GAAP measures, as presented, may produce results that vary from the most comparable GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income/(loss), and adjusted net income/(loss) per share should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of these non-GAAP measures.

Key Performance Indicators

A key performance indicator ("KPI") is generally defined as a quantifiable measurement or metric used to gauge performance, specifically to help determine strategic, financial, and operational achievements, especially compared to those of similar businesses.

Case volumes represents the number of 9-liter equivalent cases of wine that we sell during a particular period. Case volumes are an important indicator of what is driving gross margin. This metric also allows us to develop our supply and production targets for future periods.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “actively,” “believe,” “efforts,” “estimate,” “evaluating,” “expect,” “forecast,” “intend,” “may,” “ongoing,” “opportunity,” “outlook,” “plan,” “potential,” “should,” “will,” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, statements regarding VWE’s organization restructuring and other cost savings and expected results therefrom, expected results from the implementation of the Company’s Five-Point Plan, expectations reflecting restructuring benefits and business improvements in fiscal 2024, and the appointment of Seth Kaufman as President and CEO. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: risks relating to the uncertainty of projected financial information; the risk that we are unable to regain and maintain compliance with Nasdaq continued listing requirements and our securities are delisted from Nasdaq; potential reputational harm to VWE’s brands from internal and external sources; the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; inability to achieve some or all of the expected benefits from cost reduction and revenue enhancing initiatives and any future restructuring plans or changes in management may adversely affect our business; declines or unanticipated changes in consumer demand for VWE’s products or a shift in consumer sentiment to purchase less wine through VWE’s direct-to-consumer channel; the effects of competition on VWE’s future business; VWE’s significant reliance on its distribution channels, including independent distributors and their effect on VWE’s wholesale operations and revenue; loss or significant decline of sales to one or more of the Company’s distributors; possible decreases in VWE’s wine quality ratings; VWE’s level of insurance against catastrophic events and losses; VWE’s ability to protect its trademarks and other intellectual property rights; the potential adverse effects of health pandemics, epidemics or contagious diseases; risks associated with new lines of businesses or products; the ability of the Company to retain key personnel; possible litigation relating to misuse or abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; increases in costs or the disruption of supply or shortage of energy; the impact of climate change, environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business including the Hopland facility; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to maintain necessary licenses; the Company’s limited experience operating as a public company and its ability to remediate its material weakness in internal controls over financial reporting and to maintain effective internal controls over financial reporting; integration risks associated with recent and future acquisitions; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2023	June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$18,233	$44,758
Restricted cash	-	4,800
Accounts receivable, net	24,561	37,869
Other receivables	507	3,866
Inventories	201,363	192,922
Assets held for sale, net	511	-
Current interest rate swap asset	4,669	2,877
Prepaid expenses and other current assets	14,895	11,864
Total current assets	264,739	298,956
Property, plant, and equipment, net	215,967	238,719
Operating lease right-of-use assets	32,945	-
Finance lease right-of-use-assets	630	-
Goodwill	-	154,951
Intangible assets, net	38,994	63,097
Interest rate swap asset	4,317	6,280
Other assets	3,562	3,464
Total assets	$561,154	$765,467
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$115,444	$144,215
Accounts payable	20,413	13,473
Accrued liabilities and other payables	26,286	26,997
Current operating lease liabilities	6,243	-
Current finance lease liabilities	304	-
Current maturities of long-term debt	14,449	14,909
Total current liabilities	183,139	199,594
Other long-term liabilities	4,196	7,055
Long-term debt, less current maturities	173,409	169,095
Long-term operating lease liabilities	26,792	-
Long-term finance lease liabilities	334	-
Deferred tax liability	506	29,325
Deferred gain	-	10,666
Total liabilities	388,376	415,735
Commitments and contingencies (Note 14)
Redeemable noncontrolling interest	262	1,494
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at June 30, 2023 and June 30, 2022.	-	-
Common stock, no par value, 200,000,000 shares authorized, 62,234,028 issued and 59,362,134 outstanding at June 30, 2023 and 61,691,054 issued and 58,819,160 outstanding at June 30, 2022.	-	-
Additional paid-in capital	381,689	376,099
Treasury stock, at cost: 2,871,894 shares held at June 30, 2023 and June 30, 2022, respectively.	(26,034)	(26,034)
Accumulated deficit	(182,308)	(1,092)
Total Vintage Wine Estates, Inc. stockholders' equity	173,347	348,973
Noncontrolling interests	(831)	(735)
Total stockholders' equity	172,516	348,238
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$561,154	$765,467

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2023	2022	2023	2022
Net revenue
Wine, spirits and cider	$42,109	$50,379	$189,361	$208,019
Nonwine	19,987	23,877	93,867	84,816
	62,096	74,256	283,228	292,835
Cost of revenue
Wine, spirits and cider	30,792	44,227	138,043	150,834
Nonwine	14,680	22,493	60,009	53,088
	45,472	66,720	198,052	203,922
Gross profit	16,624	7,536	85,176	88,913
Selling, general, and administrative expenses	28,337	31,296	118,431	96,978
Amortization expense	1,828	2,010	7,257	5,948
Goodwill impairment losses	20,673	-	145,958	-
Intangible impairment losses	3,553	1,281	16,196	1,281
Gain on remeasurement of contingent liability	3,430	(3,570)	141	(3,415)
Gain on insurance and litigation proceeds	(876)	(3,000)	(2,290)	(3,000)
Loss (gain) on sale leaseback	-	(334)	-	(1,334)
Loss (gain) on sale of assets	9,846	(22)	8,300	366
Loss from operations	(50,167)	(20,125)	(208,817)	(7,911)
Other income (expense)
Interest expense	(5,085)	(3,085)	(18,407)	(13,910)
Net gain on interest rate swap agreements	1,451	3,103	6,343	22,578
Loss on modification or extinguishment of debt	-	-	(479)	-
Other, net	(555)	(2,681)	(229)	(736)
Total other (expense) income, net	(4,189)	(2,663)	(12,772)	7,932
(Loss) income before provision for income taxes	(54,356)	(22,788)	(221,589)	21
Income tax (benefit) provision	(6,480)	(5,673)	(31,360)	723
Net loss	(47,876)	(17,115)	(190,229)	(702)
Net loss attributable to the noncontrolling interests	(27)	(203)	(1,262)	(277)
Net loss attributable to common stockholders	$(47,849)	$(16,912)	$(188,967)	$(425)

Net earnings per share allocable to common stockholders
Basic	$(0.81)	$(0.28)	$(3.20)	$(0.01)
Diluted	$(0.81)	$(0.28)	$(3.20)	$(0.01)
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	59,340,325	60,374,289	59,096,045	60,673,789
Diluted	59,340,325	60,374,289	59,096,045	60,673,789

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(190,229)	$(702)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation expense	15,926	15,248
Amortization expense	8,702	6,343
Loss on goodwill and intangible assets impairment	162,154	1,281
Stock-based compensation expense	6,737	5,116
Provision for credit losses	369	(294)
Provision for inventory reserves	10,828	3,667
Inventory write-down	-	15,433
Remeasurement of contingent consideration liabilities	141	(3,415)
Net gain on interest rate swap agreements	(6,343)	(22,578)
Provision for deferred income tax	(31,734)	643
Loss on sale of assets	8,300	366
Deferred gain on sale leaseback	-	(1,334)
Loss on modification or extinguishment of debt	479	-
Deferred rent	-	375
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	12,939	(12,588)
Other receivables	3,459	3,624
Inventories	(17,569)	18,462
Prepaid expenses and other current assets	(3,031)	(3,127)
Other assets	1,565	(2,607)
Accounts payable	5,264	(7,535)
Accrued liabilities and other payables	5,637	297
Net change in lease assets and liabilities	(2,005)	-
Other	-	(836)
Net cash (used in) provided by operating activities	(8,411)	15,839
Cash flows from investing activities
Proceeds from sale of assets	20,078	153
Purchases of property, plant and equipment	(14,204)	(24,835)
Acquisition of businesses	-	(73,680)
Net cash provided by (used in) investing activities	5,874	(98,362)
Cash flows from financing activities
Principal payments on line of credit	(136,358)	(144,706)
Proceeds from line of credit	112,878	201,570
Financing costs incurred	(2,710)	-
Change in outstanding checks in excess of cash	1,676	1,025
Principal payments on long-term debt	(76,903)	(22,763)
Proceeds from debt	74,635	-
Principal payments on finance leases	(257)	-
Payments of minimum tax withholdings on stock-based payment awards	(990)	-
Distributions to noncontrolling interest	(66)	-
Repurchase of common stock	-	(26,034)
Repurchase of public warrants	(172)	(270)
Payments on acquisition payable	(521)	(420)
Net cash (used in) provided by financing activities	(28,788)	8,402
Net change in cash, cash equivalents and restricted cash	(31,325)	(74,121)
Cash, cash equivalents and restricted cash, beginning of year	49,558	123,679
Cash, cash equivalents and restricted cash, end of year	$18,233	$49,558

Vintage Wine Estates, Inc.

Fiscal 2023 and Fiscal 2022 Segment Data

Revenue

(in thousands)

Fiscal Year 2023	Three months ended				Year ended
Net Revenue	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	June 30, 2023
Wholesale	$23,987	$23,083	$20,811	$18,837	$86,718
Direct to Consumer	19,992	26,472	17,008	19,897	83,369
Business to Business	34,180	28,814	26,831	23,358	113,183
Other/ Non-Allocable	(79)	32	1	4	(42)
Total	$78,080	$78,401	$64,651	$62,096	$283,228

Fiscal Year 2022	Three months ended				Year ended
Net Revenue	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	June 30, 2022
Wholesale	$16,203	$22,171	$24,549	$20,990	$83,913
Direct to Consumer	15,263	34,806	19,595	22,537	92,201
Business to Business	24,467	25,225	33,657	30,486	113,835
Other/ Non-Allocable	102	1,409	1,132	243	2,886
Total	$56,035	$83,611	$78,933	$74,256	$292,835

	Year-Over-Year $ Change
	Three months ended				Year ended
Net Revenue	September 30	December 31	March 31	June 30	June 30
Wholesale	7,784	912	(3,738)	(2,153)	2,805
Direct to Consumer	4,729	(8,334)	(2,587)	(2,640)	(8,832)
Business to Business	9,713	3,589	(6,826)	(7,128)	(652)
Other/ Non-Allocable	(181)	(1,377)	(1,131)	(239)	(2,928)
Total	$22,045	$(5,210)	$(14,282)	$(12,160)	$(9,607)

	Year-Over-Year % Change
	Three months ended				Year ended
Net Revenue	September 30	December 31	March 31	June 30	June 30
Wholesale	48.0%	4.1%	-15.2%	-10.3%	3.3%
Direct to Consumer	31.0%	-23.9%	-13.2%	-11.7%	-9.6%
Business to Business	39.7%	14.2%	-20.3%	-23.4%	-0.6%
Other/ Non-Allocable	(177.5%)	(97.7%)	(99.9%)	(98.4%)	(101.5%)
Total	39.3%	-6.2%	-18.1%	-16.4%	-3.3%

Vintage Wine Estates, Inc.

Fiscal 2023 and Fiscal 2022 Segment Data

Operating Income

(in thousands)

Fiscal Year 2023	Three months ended				Year ended
Operating Income (Loss)	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	June 30, 2023
Wholesale	$2,288	$(126,896)	$(1,573)	$(4,294)	$(130,475)
Direct to Consumer	1,969	1,424	(2,905)	(18,774)	(18,286)
Business to Business	10,533	(1,167)	2,406	512	12,284
Other/ Non-Allocable	(18,175)	(20,443)	(6,110)	(27,612)	(72,340)
Total	$(3,385)	$(147,082)	$(8,182)	$(50,168)	$(208,817)

Fiscal Year 2022	Three months ended				Year ended
Operating Income (Loss)	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	June 30, 2022
Wholesale	$3,042	$4,204	$3,256	$(7,471)	$3,031
Direct to Consumer	2,031	10,523	1,014	2,427	15,995
Business to Business	6,229	7,255	10,016	(5,749)	17,751
Other/ Non-Allocable	(8,093)	(12,525)	(14,738)	(9,332)	(44,688)
Total	$3,209	$9,457	$(452)	$(20,125)	$(7,911)

	Year-Over-Year $ Change
	Three months ended				Year ended
Operating Income (Loss)	September 30	December 31	March 31	June 30	June 30
Wholesale	(754)	(131,100)	(4,829)	3,177	(133,506)
Direct to Consumer	(62)	(9,099)	(3,919)	(21,201)	(34,281)
Business to Business	4,304	(8,422)	(7,610)	6,261	(5,467)
Other/ Non-Allocable	(10,082)	(7,918)	8,628	(18,280)	(27,652)
Total	$(6,594)	$(156,539)	$(7,730)	$(30,043)	$(200,906)

	Year-Over-Year % Change
	Three months ended				Year ended
Operating Income (Loss)	September 30	December 31	March 31	June 30	June 30
Wholesale	-24.8%	-3118.5%	-148.3%	-42.5%	-4404.7%
Direct to Consumer	-3.1%	-86.5%	-386.5%	-873.5%	-214.3%
Business to Business	69.1%	-116.1%	-76.0%	-108.9%	-30.8%
Other/ Non-Allocable	124.6%	63.2%	-58.5%	195.9%	61.9%
Total	-205.5%	-1655.3%	1710.2%	149.3%	2539.6%

Vintage Wine Estates, Inc.

Fiscal 2023 and Fiscal 2022 Segment Data

Case Volume1

(case volume in thousands)

The following table summarizes 9-liter equivalent cases sold by segment:

Fiscal Year 2023	Three Months Ended				Year Ended
	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	June 30, 2023
Wholesale	539	453	433	472	1,897
Business to Business	*	*	*	*	*
Direct to Consumer	99	125	67	70	361
Total case volume	638	578	500	542	2,258

Fiscal Year 2022	Three Months Ended				Year Ended
	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	June 30, 2022
Wholesale	209	379	484	489	1,561
Business to Business	*	*	*	*	*
Direct to Consumer	60	160	87	101	408
Total case volume	269	539	571	590	1,969

	Year-Over-Year Unit Change
	Three Months Ended				Year Ended
	September 30	December 31	March 31	June 30	June 30
Wholesale	330	74	(51)	(17)	336
Business to Business	*	*	*	*	*
Direct to Consumer	39	(35)	(20)	(31)	(47)
Total case volume	369	39	-71	-48	289

	Year-Over-Year % Change
	Three Months Ended				Year Ended
	September 30	December 31	March 31	June 30	June 30
Wholesale	157.9%	19.5%	-10.5%	-3.5%	21.5%
Business to Business	*	*	*	*	*
Direct to Consumer	65.0%	-21.9%	-23.0%	-30.7%	-11.5%
Total case volume	137.2%	7.2%	(12.4%)	(8.1%)	14.7%

*B2B segment sales are primarily not related to case volumes, therefore the Company has elected to not report case volumes for this segment as it would not be indicative of the underlying performance of the business.

Vintage Wine Estates, Inc.

Reconciliation of Net Loss to Adjusted EBITDA
and Net Loss to Adjusted EBITDA Margin

(Unaudited, in thousands)

	Three Months Ended		Year Ended
(in thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net loss	$(47,876)	$(17,115)	$(190,229)	$(702)
Interest expense	5,085	3,085	18,407	13,910
Income tax (benefit) provision	(6,480)	(5,673)	(31,360)	723
Depreciation expense	4,127	5,864	15,926	15,248
Amortization expense	1,828	2,010	7,257	5,948
Gain on insurance and litigation proceeds	(876)	(3,000)	(2,290)	(3,000)
Stock-based compensation expense	1,071	3,722	6,737	5,116
Goodwill and Intangibles Impairment	24,226	1,281	162,154	1,281
Net gain on interest rate swap agreements	(1,451)	(3,103)	(6,343)	(22,578)
(Gain)/loss on disposition of assets	9,846	(22)	8,300	366
Adjusted EBITDA	$(10,500)	$(12,951)	$(11,441)	$16,312
Net revenue	$62,096	$74,256	$283,228	$292,835
Net loss margin	-77.1%	-23.0%	-67.2%	-0.2%
Adjusted EBITDA margin	-16.9%	-17.4%	-4.0%	5.6%

Reconciliation of Net Loss to Adjusted Net Loss
and Net Loss per Share to Adjusted Net Loss per Share

(Unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net loss	$(47,876)	$(17,115)	$(190,229)	$(702)
Amortization expense	1,828	2,010	7,257	5,948
Gain on insurance and litigation proceeds	(876)	(3,000)	(2,290)	(3,000)
Loss on goodwill and intangible assets impairment	24,226	1,281	162,154	1,281
Net gain on interest rate swap agreements	(1,451)	(3,103)	(6,343)	(22,578)
(Gain)/loss on sale of assets	9,846	(22)	8,300	366
Non-GAAP adjusted net loss	$(14,303)	$(19,949)	$(21,151)	$(18,685)

Net loss per share	(0.81)	(0.28)	(3.22)	(0.01)
Non-GAAP adjusted net loss per share	(0.24)	(0.33)	(0.36)	(0.31)